Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Integrated Health Services, Inc.:

We consent to the use of our report dated March 24, 1997 relating to the consolidated financial statements of Integrated Health Services, Inc. and subsidiaries, incorporated herein by reference, to the incorporation herein by reference of our report dated October 17, 1996 relating to the consolidated financial statements of First American Health Care of Georgia, Inc. and subsidiaries, which report appears in Form 8-K/A of Integrated Health Services, Inc. filed on November 26, 1996, as amended by Amendment No. 1 to Form 8-K/A filed on July 11, 1997, and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3.

Our report dated March 24, 1997 refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of medical specialty units to recording them as expenses when incurred. Our report dated October 17, 1996 contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration.

                                                       /s/ KPMG Peat Marwick LLP

Baltimore, Maryland
July 11, 1997